Exhibit 10.2

11/9/11

SEPARATION AGREEMENT AND RELEASE

This SEPARATION AGREEMENT AND RELEASE (“Agreement”) is between Steve Macri (“you”) and Warner Music Inc. (the “Company”). You and the Company agree as follows:

1. Separation Date. Your employment with Company shall end on December 31, 2011 (the “Separation Date”). As of that date, you will have no further authority or responsibilities as an employee of the Company. Also as of that date, the Employment Agreement between you and the Company dated July 21, 2008 (the “Employment Agreement”), will be terminated, with no liability to either you or the Company, except as specifically set out in this Agreement and (ii) you shall also resign as an officer of the Company and its subsidiaries and affiliates (if applicable) by further agreeing to execute promptly at the request by the Company any additional documents necessary to effectuate this provision (if applicable). Company may designate to you in writing at any time prior to the Separation Date that you shall no longer serve as Company’s Chief Financial Officer; provided that you shall continue to be employed by Company through the Separation Date with the same salary and benefits as set forth in the Employment Agreement.

2. Separation Benefits. The following separation benefits are in exchange for the promises you are making in this Agreement, and specifically the release in Paragraph 6(a), provided that this Agreement is executed in full no later than 21 calendar days following the date you receive this Agreement and not revoked pursuant to Paragraph 14(b) below:

(a) The Company will pay you severance in the form of salary continuation, consistent with regular payroll practices. The gross severance will equal the sum of (i) $1,200,000 plus (ii) a prorata portion of your $600,000 target bonus with respect to portion of the fiscal the 2012 fiscal year you are employed by Company (e.g., if the Separation Date is December 31, 2011, then the prorata bonus would be equal to $151,233). Such severance payments shall be paid over a one-year period (the “Payment Period”) (less required withholding) and shall commence on the next possible pay cycle following the Separation Date; provided that Company shall cease making such payments if this Agreement is not executed in full within 21 calendar days following the date you received this Agreement or if you revoke this Agreement during the revocation period described herein. You are not required to seek other employment to receive these payments, and the Company will not reduce your severance if you obtain other earnings. However, if you become re-employed with any Warner Music Inc. company before the end of the Payment Period, your severance pay will stop as of the date you begin that employment.

(b) Company shall pay to you a discretionary bonus with respect to the 2011 fiscal year, in the amount of $600,000 (less required withholding) which shall be paid to you no later than January 31, 2012.

(c) The Company will continue to provide you and your dependent family members with coverage under the Company’s medical, dental and vision plans (to the extent those dependents are currently eligible for such coverage under the terms of the applicable programs) for the same payroll contributions as an active employee with the payroll rate specified in Paragraph 2(a) until the earlier of (i) the last day of the month in which the Payment Periods ends or (ii) the date you become eligible for another medical insurance plan.

(d) During the Payment Period, you will continue to participate in the Company’s basic life insurance plan as if you were a full-time employee of the Company, subject to the terms and conditions of the plan.

(e) During the three month period following the Separation Date, you will continue to have use of your email account with Company; provided that you shall direct to the Company any emails pertaining to Company’s business.

3. Vacation Pay. The Company will pay you any accrued and unused vacation time through the Separation Date.

4. No other Payments or Benefits: You acknowledge and agree that, other than the payments and benefits expressly set forth in this Agreement, you have received all compensation to which you are entitled from the Company, and you are not entitled to any other payments or benefits from the Company.

5. COBRA Benefits. Under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), as amended, you may have the right, at your expense, to elect to continue your and/or your dependents’ current medical health insurance coverage including dental and vision insurance coverage under the group insurance plan maintained by the Company. Further information regarding COBRA’s coverage, including enrollment forms and premium quotations, will be sent to you separately.

6. Mutual Waiver and Release.

(a) Waiver and Release by You. You agree that you are not otherwise entitled to receive the separation benefits described in Paragraph 2, and that these benefits are sufficient consideration for the following Waiver and Release.

(i) In exchange for the payments and other benefits you are receiving under this Agreement, you agree to waive, release and forever discharge the Company, its successors, parents, subsidiaries and affiliates, and their respective directors, officers, agents, representatives and employees (the “Company Group”) from all claims of any kind. You release the Company Group from liability for any claims or damages you may have against it as of the date you sign this Agreement, whether those claims are known to you or unknown, except for claims that cannot be waived or released under the law. Your release includes all claims relating to the Employment Agreement, your employment with the Company, your benefits through the Company, or the termination of your employment, whether arising under common law, federal, state or local law, regulation, ordinance or order. Examples of claims waived and released by you including, but not limited to, any alleged violation of the following laws and other sources of legal rights, as amended:

•	Title VII of the Civil Rights Act of 1964, as amended;

•	The Civil Rights Act of 1991, as amended;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	The Employee Retirement Income Security Act of 1974, as amended;

•	The Immigration Reform and Control Act, as amended;

•	The Americans with Disabilities Act of 1990, as amended;

•	The Age Discrimination in Employment Act of 1967, as amended;

•	The Workers Adjustment and Retraining Notification Act, as amended;

•	The Genetic Information Non-discrimination Act; as amended;

•	The Occupational Safety and Health Act, as amended;

•	The Sarbanes-Oxley Act of 2002, as amended;

•	The Fair Credit Reporting Act;

•	New York State and City Human Rights Laws (if applicable);

•	the New York Executive Law;

•	the New York Labor Law;

•	the New York Civil Rights Law;

•	the New York Equal Pay Law;

•	the New York Whistleblower Law;

•	the New York Legal Activities Law;

•	the New York Wage-Hour and Wage Payment Laws and Regulations;

•	the New York Minimum Wage Law;

•	the New York Occupational Safety and Health Laws;

•	the Non-discrimination and Anti-retaliation Provisions of the New York Workers’ Compensation Law and the New York State Disabilities Benefits Law;

•	the New York State Worker Adjustment and Retraining Notification Act;

•	the New York City Human Rights Law;

•	the New York City Administrative Code and Charter;

•	any other federal, state, local or other law, rule, regulation, constitution, code, guideline or ordinance;

•	any public policy, contract, tort law or common law;

•	or any statute, common law, agreement or other basis for seeking or recovering any award of costs, fees or other expenses, including but not limited to attorneys’ fees and/or costs.

(ii) Nothing in this Waiver and Release prevents you from filing a charge with an administrative agency or cooperating with the investigation of such a charge. However, you waive your right to any personal relief for claims that you have released, including lost wages, salary, benefits, money damages, attorneys’ fees, costs, reinstatement or any other legal or equitable relief. You waive such personal relief even if it is sought on your behalf by an agency, a governmental authority, or a person claiming to represent you and/or any member of a class.

(b) Waiver and Release by the Company. The Company waives, releases, and forever discharges you from all claims the Company may have against you as of the date it signs this Agreement under any common law, federal, state or local law, regulation, ordinance or order, arising out of your employment with the Company.

7. No Admission. You and the Company each acknowledge that nothing in this Agreement is an admission of liability or wrongdoing by either you or the Company.

8. Confidentiality and Non-Disclosure. You shall not at any time exploit, use, sell, publish, disclose, or communicate to any person, corporation or entity, either directly or indirectly, any trade secrets or confidential information regarding the Company Group, including, without limitation, the terms of any agreements including this Agreement between Company or any of its affiliates and any third party (except that you may disclose the financial terms of this Agreement to tax authorities, and to your attorneys and accountants). This paragraph shall not apply to information that is (a) generally known to the industry or the public other than as a result of your breach of this covenant; (b) made legitimately available to you by a third party without breach of any confidentiality obligation; or (c) required by law to be disclosed.

You shall not during the one-year period following the date hereof, without the prior written approval of the Executive Vice-President and Chief Communications Officer for Warner Music Group, discuss any “Company Topic” (as defined below) with any press or media representative, nor shall you provide any information regarding any Company Topic to any press or media representative. “Company Topic” shall mean any matter relating to Company or its affiliates, including any of their respective employees or artists. Prior to Company issuing any press release regarding your separation from Company, Company shall provide you with an opportunity to review and comment, and Company shall consider in good faith any comments that you provide.

9. Cooperation. To the extent allowed by law, you agree to cooperate reasonably and truthfully with the Company in the prosecution, defense or pursuit of any matter in which you were involved during your employment. You also agree not to voluntarily aid or assist any legal action or proceeding filed by third parties against the Company, unless your participation is protected under the law.

10. Protected Disclosures and Statements. Nothing in this Agreement prohibits you from responding truthfully to a lawfully-issued subpoena, court order, or other binding request by a regulatory agency or governmental authority. However, you agree to notify the General Counsel of Warner Music Group within 24 hours of receiving a subpoena or court order to publish or disclose any trade secrets or Confidential Information.

11. Return of Property. You agree to promptly return to the Company all property of the Company in your possession, including, but not limited to: keys, identification cards, files, records, credit cards, electronic equipment, and books and manuals issued to you by the Company.

12. Card Pay-Off Requirement You acknowledge that any outstanding balances on corporate credit cards provided to you by the Company have been paid in full, either by you with respect to any personal charges or by Company with respect to all approved expenses submitted by you, or will be fully paid prior to the due date specified by the credit card provider.

13. Non-Solicitation. For a period of one year after the Separation Date, you shall not, without the prior written consent of Company, directly or indirectly, as an employee, agent, consultant, partner, joint venturer, owner, officer, director, member of any other firm, partnership, corporation or other entity, or in any other capacity: (a) solicit, negotiate with, induce or encourage any recording artist (including a duo or a group) publisher or songwriter who at the time is, either directly or through a furnishing entity, under contract to Company or an affiliate of Company or a label distributed by Company or an affiliate of Company, where such contract was in effect or being negotiated during the one year prior to the last day of your employment to end its relationship with the Company, affiliate or label, or to violate any provision of his or her contract; or (b) solicit, negotiate with, induce or encourage any employees of the Company or of Company’s affiliates in the United States to leave their employment.

14. Representations and Effective Date.

(a) Consideration Period. You understand that this Agreement is a legally binding document under which you are giving up certain rights, including any rights you have or may have under the Age Discrimination in Employment Act of 1967 and the Older Workers Benefit Protection Act of 1990 arising from your employment with Company, the termination of that employment or any other dealings of any kind between you and the Company Group as of the date you sign this Agreement unless you have revoked this Agreement pursuant to Paragraph 14(b), in consideration for the monies and/or benefits specified in Paragraph 2 above. You acknowledge that you have been advised to discuss this Agreement with an attorney and other professional persons unrelated to the Company before you sign it, and that you have been given the time necessary to seek such advice and counsel. You have had at least 21 days to consider this Agreement. You also agree that the 21-day consideration period will not restart if changes, material or immaterial, are made to this Agreement, and you waive any right you might have to restart the running of the 21-day consideration period. You acknowledge that you have read this Agreement and that you have signed this Agreement freely and voluntarily, with full knowledge of all material facts.

(b) Revocation Period. You understand you may revoke this Agreement within seven days of its execution, by notifying the Company in writing of your desire to revoke the Agreement. If you revoke this Agreement, the Agreement will have no legal effect. Any revocation within this period must be submitted, in writing, to Mark Ansorge, Executive Vice President, Human Resources & Chief Compliance Officer, Warner Music Inc., and must state: “I hereby revoke my acceptance of our Separation Agreement and General Release.” The revocation must be either: (a) personally delivered to Mark Ansorge, Executive Vice President, Human Resources & Chief Compliance Officer, Warner Music Inc., 75 Rockefeller Plaza, Office 30-14, New York, NY 10019, within 7 calendar days after you sign the Agreement; (b) mailed to Mark Ansorge, Executive Vice President, Human Resources & Chief Compliance Officer, at the address specified above by First Class United States mail and postmarked within 7 calendar days after Employee signs this Agreement; or (c) delivered to Mark Ansorge, Executive Vice President, Human Resources & Chief Compliance Officer, at the address specified above through a reputable overnight service with documented evidence that it was sent within 7 calendar days after Employee signed the Agreement. The provisions of this Agreement including any payments due to you are not binding on the Company until eight days after the execution of this Agreement by you. This Agreement will become binding and enforceable on the eighth day after it is signed by you.

15. Indemnity. To the extent that you have performed your duties for Company in good faith and in a manner you reasonably believed to be in or not opposed to the best interests of Company and not in contravention of the instructions of any senior officer of Company, Company agrees to indemnify you against expenses (including but not limited to final judgments and amounts paid in settlement to which Company has consented in writing, which consent shall not be unreasonably withheld) in connection with litigation against you arising out of the performance of your duties hereunder; provided, that, you shall have provided Company with prompt notice of the commencement of any such litigation. Company will provide defense counsel selected by Company. You agree to cooperate in connection with any such litigation. Company shall maintain directors and officers liability insurance in commercially reasonably amounts (as reasonably determined by the Board of Directors of Warner Music Group Corp.), and you shall be covered under such insurance to the same extent as any other senior executive of Company.

16. Complete Agreement. This Agreement reflects the final and complete Agreement between you and the Company with respect to the subjects addressed by it. This Agreement supersedes any and all prior agreements between you and the Company, including the Employment Agreement. No modification or waiver of the terms of this Agreement will be valid unless made in writing and signed by an officer of the Company and you.

17. Severability. If any provision of this Agreement is ruled invalid, that will not affect any other provisions of this Agreement that can be given effect without the invalid provision. The provisions of this Agreement are severable.

18. Choice of Law. This Agreement will be governed by and construed according to the laws of the State of New York, without regard to any choice of law provisions.

19. 409A Statement. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“409A”). It will be interpreted in a manner intended to comply with Section 409A. References in this Agreement to a termination of your employment refer to the date you experience a “separation from service” within the meaning of Section 409A.

(a) This subsection applies only if you are a “specified employee” under Section 409A at the time of your separation from service with the Company. If you are, and if deferring the start of payments or benefits otherwise payable to you as a result of that separation is necessary to prevent an accelerated or additional tax under Section 409A, then the Company will defer starting to pay such to you until the date that is (i) six months following your separation from service or (ii) the earliest date permitted under Section 409A. At that point, all payments deferred pursuant to this subsection will be paid to you in a lump-sum and without any reduction in the payments or benefits ultimately given to you. This provision supersedes any terms in this Agreement to the contrary.

(b) Also, if any other payments of money or other benefits due to you under this Agreement could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits will be deferred if deferral will make them compliant with Section 409A. Otherwise, such payment or other benefits will be restructured, to the extent possible, in a manner determined by the Company that does not cause such an accelerated or additional tax. This provision supersedes any terms in this Agreement to the contrary.

(c) To the extent any reimbursements or in-kind benefits due to you under this Agreement constitute “deferred compensation” under Section 409A, they will be paid to you in a manner consistent with Treasury Regulation Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement will be designated as a “separate payment” within the meaning of Section 409A.

Date: 11/10/11	/s/ Steve Macri
Steve Macri

Warner Music Inc.

Date: 11/10/11	By:	/s/ Paul Robinson